This presentation contains forward-looking statements and information regarding the future performance and actions of Verdisys that involve risks and uncertainties that could cause actual results and actions to differ materially, including, but not limited to, failure to complete proposed acquisitions, failure to service or refinance debt, failure to complete asset sales, economic conditions, customer demand, increased competition in the relevant market, and others. We refer you to the documents that the Company files from time to time with the Securities and Exchange Commission, such as the Form 10-K, Form 10-Q and Form 8-K reports, which contain additional important factors that could cause actual results to differ from its current expectations and from the forward-looking statements made in this presentation. Forward-Looking Statements

Key Facts Symbol VDYS (OTC:BB) Corporate Headquarters Houston, Texas Public Listing July 2003 - Reverse Merger Stock Price (11/10/03) and 52-Week Range $11.95 || $1.01 to $16.25 Primary and F-D Shares Outstanding 29.2 mm || 32.3 mm Float (shares) 2 mm Market Cap $349 mm Volume (daily 90-day average) 101,000 Cash / Debt (11/04/03) $4 mm || $0 mm Insider Ownership 40% of fully diluted shares Institutional Ownership 4% of fully diluted shares Employees 45

Exclusive North American rights to patented Verdisys Lateral Drilling Services (VLDS) Technology works in both Oil and Gas Wells Technology works in both newly-drilled wells and low-volume or shut-in wells Technology can economically increase hydrocarbon production Potential $20 billion + market opportunity What We Do

Target Market 99% of U.S. natural gas supply produced in N. American Fields Demand growing 2 1/2% per year and supply is depleting Estimated that up to 85% of known reserves in N. America are still in the ground Verdisys Lateral Drilling Services (VLDS) technology can potentially unlock an additional 15-20% Estimated that up to 500,000 low-production or shut-in wells are immediate candidates

Company History Verdisys Lateral Drilling Services (VLDS) invented and patented by Carl Landers A total of 3 patents granted 1995-2000 Landers attempted to improve and commercialize the process 2000-2002 Landers sold technology to a party who didn't perform Early 2003 Landers sold North American rights to Verdisys July 2003 Verdisys merged with a public company

Management/Operating Team Dan Williams - President and CEO Frances Powell - CFO (Former Grant Prideco CFO) Joe Gasca (Former V.P. Texaco - Mgr. North Sea) Don Hynek - Field Ops. (Former V.P. Texaco) Board Ron Robinson - Chairman of the Board Former President of Texaco Technologies Eric McAfee - Vice Chairman Founded 6 companies/Funded 25 companies John Block - Director Board member of ADM, John Deere, Hormel

Competitive Production Enhancement Options

How It Works Ultra-high water pressure drilling process Drills 2" bores up to 700 feet laterally from existing well bores Turns from vertical to horizontal within 12 inches inside existing well shaft Bores are drilled using stainless steel or flexible tubing Tubing is removed after each bore is drilled

Process Schematic

Lateral Drilling - Plan View Field Outline

Existing Truck Mounted Unit

Patented Cutting Nozzle

Process Can Access Untapped Reservoirs

Historical Production Increases Historical Production Increases

Current Production Increases Currently drilling gas fields in Monroe, LA Have drilled 35 wells in the last 90 days Formerly shut-in wells (zero production) are averaging over 100,000 cu. ft. per day Several examples of 1,000% increases

Business Model Base price is $50,000-$65,000 per well Includes up to 4 laterals Over 50% gross profit margins Typically includes over 50% of the back-end production royalties after drilling Alternate pricing at $100,000 + per well Over 70% gross profit margins Includes zero back-end production royalties

Metrics Number of Drilling Rigs in Service Currently have 6 rigs in service Cost approx. $200k to manufacture from standard oilfield services components Goal is 7 by year-end 2003 and 15 by year-end 2004 Each rig requires a 3-man crew Number of wells drilled per rig Wells can be drilled in 2-3 days Goal is 10 wells per month per rig

Landers R&D Anadarko Burlington Resources EOG Resources 300 Wells drilled Verdisys Early Adopters Energy 2000 NGC, Inc. Drum Operating Co. Natural Gas Systems Major Energy Companies EOG Resources Customer Traction

Where Are We Today 3 Contracts totaling more than 500 wells in back-log First contract signed was a related-party transaction Second contract signed was with a commercial finance group Primary goal was to provide "traction" for the business Current focus is on signing a "validating" customer from within the oil/gas industry

Corporate Goals Additional management from oilfield services industry Listing on a major exchange New customer wins from within the oil/gas industry Rolling out and staffing a fleet of new drilling rigs

Solutions for Energy Production Enhancement

Contents: 2 Executive Summary 2 Overview 2 The Company 2 Services and Solutions 4 Market 5 Sales 6 Competitors 7 The Industry 7 Management Team 10 Lateral Drilling Technology and Oilfield Services 13 Press Releases 13 Verdisys Inc. Announces Merger with Reconstructed Data Group,Inc. 14 Verdisys Inc. Awarded Contract to Re-Open Monroe Gas Field in Louisiana 14 Apache Corporation Significantly Expands Remote Field Communications with Verdisys,Inc. 15 Verdisys Inc. Awarded Significant Monroe Gas Field Contract Expansion To over $5 Million 15 Verdisys Inc. Awarded Over $14M Contract by Edge Capital Group 16 Verdisys Inc. Announces Merger Completion 16 Verdisys Inc. Announces Availability of Secure Satellite Voice Over IP and Internet Communication Service 17 Verdisys Inc. Acquires Additional Natural Gas Wells and Retention Of Field Management Company 17 Verdisys Inc. Announces Key Satellite Executive Appointment 18 Verdisys Selected Work History

Overview

Verdisys Inc.'s primary business is the enhancement of recovery from oil and gas wells. Using a proprietary lateral drilling system employing ultra-high water pressure, it can drill lateral holes from the existing well bore for a distance of 300 feet, releasing additional reserves from declining or otherwise depleted wells. The process has been proven in over 300 wells drilled to date and has provided recoveries equal to or more than the original reserves of wells.

The Company's secondary business, accounting for 10% of its sales and earnings, is in providing satellite hook-ups to oil and gas well operators to remotely monitor and control well-head and pipeline operations. This business complements the drilling business as they both serve the same industry.

The lateral drilling operation is currently encountering a strong surge in demand due to its cost effectiveness and high oil and gas prices. Using specially designed mobile drilling rigs, the Company can laterally drill a well in a matter of a few days at one-fourth the cost of conventional methods. The combination of low front end costs and the proven effectiveness and speed of the process make it highly attractive to well operators that are already connected to pipelines and can obtain a quick high return on investment. The low cost of the process opens a vast market from among the 320,000 gas wells in the U.S. where remaining reserves could not be economically reached with conventional enhancement methods.

The Company's decisive competitive advantages in speed and cost have led to contracts on hand for 320 wells, almost half of its projected drilling activity for the next eighteen months. This competitive advantage is sustainable because of three patents on the process. At present, there is no direct competition to the Verdisys lateral drilling process.

Verdisys can laterally drill a well in a matter of a few days at one-quarter the cost of conventional methods



The satellite telecommunication business competes on the basis of its low cost, speed and broadband capability. Its competitive advantage is based on its technical expertise in the use of multi-frequencies. While the Company expects that this will eventually be imitated, its head start will allow it to establish a leading market position and profitable scale of operation before competitors gain any momentum.

The Company has a highly qualified management team backed by an exceptionally strong Board of Directors.

The Company

Headquartered in Houston, Texas, Verdisys, Inc. provides proprietary oil services and solutions for Energy Production Enhancement in the areas of Satellite Communications and Drilling Technologies. Verdisys provides vertically integrated solutions to help energy companies exploit oil and gas production worldwide.

The Company was incorporated as Agzone Inc. in 1999 to provide eCommerce satellite telecommunications services to agribusiness. It changed its name to Verdisys Inc. in 2001. With the acquisition of the rights to a lateral drilling process in 2003, the Company changed its market focus to concentrate on services to the oil and gas extraction industry. In July 2003, the Company merged with Reconstruction Data Group, Inc. as a vehicle for taking the Company public.

Services and Solutions

Lateral Drilling Services

In the U.S. and Canada, Verdisys provides oil and gas companies with a proprietary lateral drilling service utilizing specially fabricated mobile drilling rigs. This technology is protected by three issued patents. Verdisys has acquired the exclusive rights to the North American market for this drilling technology that has had more than a decade of proven success in dramatically increasing the production of oil and gas wells.

An estimated 87% of the known oil reserves in the U.S. remain untapped. By extending 2" channels up to 300 feet in up to 16 different directions at any given depth from the casing of the well the Verdisys drilling solution provides an economical way to regain production levels of existing, depleted

2 Executive Summary

wells, thereby reducing the need for new or foreign sources of oil and gas. The lateral drilling operation uses a patented ultra-high pressure water process which is capable of drilling lateral holes from existing wells up to 300 feet in length in wells up to 5,800 feet deep. (Further development is expected to extend the range to 500 feet and depth capability to 10,000 feet or more.) The process has been used in over 300 wells to date and has proven to be exceptionally cost effective in enhancing recovery from capped or waning wells in a wide range of formations, tapping an additional 20% of reserves beyond the 15% extracted through conventional vertical drilling methodologies.

With this technology, Verdisys has the ability to drill up to 16 laterals in only eight hours and be on and off the job site in less than two days. Verdisys charges an average price of around $65,000 per natural gas well. Specialized drilling competitors typically charge an average of $400,000 per well to produce similar or worse results, and require up to two weeks per well. The resulting production improvement far exceeds that provided by traditional lateral drilling methods. Verdisys' ability to target with pinpoint accuracy new or previously untapped reserves makes its technology all the more compelling.

At these reduced costs, Verdisys has made it feasible to enhance production from more than 320,000 wells in the United States that would otherwise be cost prohibitive to recover, a total potential market of more than $26 billion. The existing oil and gas customers of the Company are very large potential customers of this patented horizontal drilling service.

Satellite Services

The Company's "Satellite Private Network (SPN's)" utilizes two-way satellite broadband to provide energy companies with a wide variety of remote energy management applications. SPN has been optimized for cost effective real-time supervisory control and data acquisition. It allows companies to dispense with a manual structure and move to a real-time, automated, state of the art energy management program. Production levels can now be optimized for current market conditions and production commitments met in a timely way. The result is improved profitability, higher return on assets, and enhanced customer satisfaction.

SPN uses satellite communications that is low cost and ensures worldwide availability, even in geographic areas with a poor communications infrastructure. The local site utilizes Wi-Fi, a wireless Local Area Network (LAN) that provides high-speed data transmission at less than $300 average cost per connection. Wi-Fi is inherently flexible and does not incur the normal high wiring costs of a cable LAN. Internet connections are also used to provide maximum flexibility and to reduce costs.

It is easy to implement a Virtual Private Network (VPN) for internal company data and voice communication. This allows automated data collection and easy five-digit internal phone dialing anywhere in the world and becomes extremely important in remote geographies where normal telephone communications are either poor or unavailable. The Verdisys VPN implementation is cost effective because it uses existing satellite connections, Wi-Fi and the Internet. Phone communication is easily integrated into existing applications because of its Voice Over IP (VoIP) structure.

Reliability and availability are critical considerations for Supervisory Control And Data Acquisition (SCADA). SPN is provided 24/7 with 99.99% availability virtually anywhere in the world and there are fewer points of failure than comparable terrestrial services. It provides uniform service levels, and is faster and more cost effective to deploy. SPN is also very flexible and easily accommodates site additions, relocations, bandwidth expansion, and network reconfiguration.

Security, integrity, and reliability have been specifically designed into the satellite, Wi-Fi LAN and Internet implementations within SPN to ensure that mission critical information is neither corrupted nor compromised. VPN communications are, in fact, much more secure than many normal telephone lines. Secure encryption is used and the Wi-Fi implementation does not allow access to unauthorized users. SPN is based on industry standards such as TCP/IP and IEEE802.11b to lower implementation costs and to simplify the integration into existing systems.



Verdisys provides proprietary oil services and solutions in the areas of Satellite Communications and Drilling Technologies.

3 Executive Summary

Market

Lateral Drilling Services

The United States is the world's largest market for natural gas and 99 per cent of the gas consumed is produced in North America, supplying one-fourth of the nation's energy. Natural gas as a clean and efficient fuel has become ubiquitous to the American lifestyle in heating the home, cooking, drying clothes and fueling automobiles. The advent of the additional need for electricity in America has also spawned heavy demand from power plants along with traditional users in pulp and paper, cement and asphalt, chemicals, plastics and petroleum refining. Demand is growing at a pace of 2.5 percent per annum whereas supply is increasing by only 1 percent. Further, such supply is dependent on drilling new wells in existing depleted fields, or new reserves in expensive less accessible fields creating a "Depletion Treadmill" of increasing demand chasing limited supply. A less compelling alternative is also being considered to import large quantities of liquefied natural gas from overseas. Verdisys believes its lateral drilling technology can access previously unrecoverable reserves and bring them to market at very cost effective prices thereby solving part of this supply/demand continuum very profitably.

In the enhancement of oil and gas field production, Verdisys has the ability to take wells that are already capped back to their original, or higher, production levels, allowing production companies to leverage existing facilities rather than drilling new wells. With its unique lateral drilling technology, Verdisys can provide recovery rates that were never before thought possible and thereby expects to become the dominant supplier of these services to energy companies. Rather than leaving a field because of the depletion of oil or natural gas, production companies can now enhance the pay zones through lateral drilling to sometimes double or triple field life.

Verdisys has the ability to take wells that are already capped back to their original, and higher, production levels.


140
120
100
80
60
40
20
Plot of production from wells before and after radial drilling – 29 wells in USA
*average increase from 3.6 to 28.4 bpd

Satellite Communications

There are 1.7 million petroleum wells that would benefit from the economics of Verdisys' high speed connectivity services. The Company's focus is serving the needs of oil and gas producers worldwide to control their production effectively and to enhance customer satisfaction by providing worldwide real-time access to information. Verdisys' service enables real-time Supervisory Control And Data Acquisition (SCADA) and provides a new opportunity for energy companies to automate functions that are currently manual. Verdisys believes it is the only company primarily focused in this market, as other energy satellite communications companies focus on the high-end needs of the market that comprise less than 5% of the total market opportunity.

Verdisys utilizes satellite, Wi-Fi and other wireless technology for the last mile of wellhead connectivity. Soon, the Company will be able to offer shared hub services and the lowest remote modem implementation cost using satellite and Wi-Fi to every well in the world. Beyond the shared hub services are other high tech services and the development and integration of other satellite and high bandwidth wireless local area network technologies. The common denominator throughout is MPLS/ATM (Multiple Protocol Label Switching) network transport services.

In both service segments the Verdisys marketing program is based on its innovative technology and the cost effectiveness of its services, and its ability to demonstrate superior returns on investment. The Verdisys lateral drilling and production enhancement operation enjoy an exceptionally strong market for the following reasons:

- The process has a relatively low front end cost and is quick requiring only a few days of drilling. Since waning or depleted wells are already connected to or close to pipelines, the additional production can be marketed immediately. The combination of relatively low front end cost combined with the ability to immediately market the output at high prices lowers the risk, making the investment highly attractive to the well owners.
- This low front end cost of about one-fourth of the cost of conventional methods, opens a vast market for the Company from of capped or waning wells where the remaining reserves cannot be economically reached by conventional drilling and enhancement technologies.

4 Executive Summary

- Oil and gas prices are expected to remain high for the intermediate term. While oil prices are volatile and future prices uncertain, the shortage of natural gas makes it almost certain that prices will remain high for at least seven years until major new northern supplies reach the market. (More on the industry situation to follow.)

Sales

Lateral Drilling Services

The Company signed the exclusive license for Lateral Drilling in April, 2003 and commenced operations in June. Target customers are large companies such as Apache, British Petroleum, EOG and small to medium size companies that offer the advantage of more attractive financial returns to Verdisys. To date the Company has signed contracts with two small independent companies, Edge Capital Group and Energy 2000, Inc., to drill a total of 320 wells. The base price per well averages $65,000 plus third party costs for up to 8 laterals per well. Therefore the minimum contract value for these initial contracts is $19M. The Company has also negotiated significant interests in the back-end production of these wells so that it can realize a significant revenue stream for hopefully 10-12 years of revenues. Verdisys has also had interest from other small to medium size operators for an additional 1000+ wells which would guarantee the Company's backlog for the 2005 year.

In negotiations with larger companies Verdisys does not expect to realize such significant interest in the back-end production. Consequently it expects to charge higher prices for the drilling services in these fields. The larger companies have several large fields with thousands of wells.



Verdisys utilizes two-way satellite broadband to provide energy companies with a variety of remote energy management applications.

Satellite Services

The following existing customers are a sample of the significant potential for the Company:

Apache Corporation: A $2.6 billion energy company focused on the exploration and transportation of oil with 1,400 monitoring sites for 14,000 wellheads. Apache is Verdisys' largest customer with approximately $1m in bookings and commitments to date.

British Petroleum: The third largest oil and gas company in the world with revenues of $179 billion and oil and gas reserves of 179 billion barrels/barrel equivalents. British Petroleum has been a customer of Verdisys for some time and is in negotiations to expand the number of satellite locations.

Noble Affiliates: Noble Energy is one of the leading independent energy companies with over $1.4 billion in revenues. Verdisys is providing remote field service and monitoring for this company's many offshore platforms.

Cargill: The world's largest private company, Cargill is an agricultural processing and commodity conglomerate. Verdisys is implementing connectivity to 50 processing plants and 800 grain elevators.

For 8 out of 10 opportunities, customers want a lease for both hard and soft costs in the field. The Company is using a unique financing solution to provide combined inventory and broadband financing and leasing for all of its customers. This financing pays Verdisys for all contract work at the time of drilling or installation, including three years of bandwidth services. The company's financing partner then manages billing and invoicing the customer for the remainder of the contract.

For larger accounts such as Apache Oil, the company's financing partner has extended the customer a $1 million credit limit. Once the project financing paperwork is signed by the customer, Verdisys can keep using the credit line to build and deploy projects. In virtually all cases, each customer starts with a trial period of one well drilled or one communication unit pilot order, then moves to 25-50 wells or installations at a time.

At present, there are no serious competitors in either segment of the Verdisys business. For lateral drilling, conventional directional drilling is slow and significantly more expensive to the extent that it is only being used if its much larger drilling radius was required as is necessary in offshore or environmentally sensitive areas.

5 Executive Summary

Companies offering this service are Sperry Resources, Nabors Drilling and Patterson. They traditionally drill one lateral through the existing well. That lateral can take over 200 feet to achieve the turn to the horizontal and be limited to only one "pay" zone. It usually costs over $400,000 and the financial returns are very minimal.

Other water jet drilling methods in use have a limited radius of about 10 feet. The competitive advantage of the Verdisys system is sustainable through the life of the patents. A key patent involving the nozzle design was issued in 1998.

Competitors

A further patent was issued in 2003 covering a variation of the process and further patents can be expected as the process is further refined to extend its range and depth capability.

The telecommunications operation faces competitors on several levels:

- Petrocom, Stratus and Caprock are also providers specializing on the oil and gas market. Caprock and Stratus are focused on the top 5% of the market, particularly offshore platforms, where prices are 10-30 times that of the lower portion of the market. Petrocom also focuses on the offshore market using a traditional wireless network and is relatively small with only 100 installations.
- Alternative delivery systems including cable, wireless and dial-up are available to potential customers but have performance limitations and are more costly.

At present, there are no serious competitors in either segment of the Verdisys business.



While the telecommunications industry as a whole is intensely competitive due to overcapacity in the industry, Verdisys will, to a significant degree, be insulated from this situation by focusing on specific industry needs. It will therefore compete on the basis of its superiority in low up-front infrastructure and operating costs, superior speed, single vendor convenience and the ability to customize the service to customer needs. Its competitive advantage lies in its technical expertise in being able to use multi-frequencies. However this capability is not proprietary and will eventually be copied by competitors. The Company will sustain its growth by taking advantage of its "first mover" position which will allow it to establish a leading market position and reputation before competitors gain any momentum. While the emergence of imitators with similar capability will slow sales growth in the longer term, the Company will have established a market base well above the economic critical mass required. If competitive pricing and a high quality of service are maintained, customers will have little incentive to switch.

Verdisys operates in the oil well services industry. This industry as a whole provides a wide range of services to the oil and gas extraction companies including exploration, equipment supply, construction, logistics, drilling, recovery enhancement, etc. The various suppliers positions in the industry are based on the specialized capabilities and technologies of the member firms which the extraction industry requires in its business. The production industry outsources service functions to augment its in-house capability and/or to take advantage of the expertise of the service providers.

While the major portion of oil and gas production is provided by relatively large international oil companies, there are also a large number of smaller producers. This has created a two tier services supply industry with large multi-national companies such as Halliburton and Schlumberger supplying a wide range of services primarily to the large production companies. The need for size and broad expertise to meet the needs of their international customers has led to some consolidation of the industry by acquisitions and mergers.

6 Executive Summary

The Industry

The services industry includes a large number of smaller companies that focus on serving smaller oil well operators or providing specialized services to the large ones. Verdisys provides lateral drilling and telecommunications services to both small and large well operaters.

Activity in the oil well service industry closely follows that of the extraction industry which is cyclical, depending on oil prices. As of mid-2003 the prospects for the industry are quite favorable, at least in the intermediate term, for the following reasons:

- While oil prices are unpredictable, they should remain relatively high by historic terms for several years. Continuing high consumption, limitations in delivery infrastructures and political unrest in major supplying countries will all be contributing factors.
- Natural gas prices can be expected to remain high for several years due to the combination of strong demand and supply constraints. Demand is rising at the rate of $2\frac{1}{2}$% per year with supply increasing at the rate of only 1% per year. About one-half of U.S. reserves have been depleted with the remainder increasingly expensive and difficult to reach. Significant new supplies from Alaska and the Canadian north require the construction of new pipelines which are at least seven years away. The situation is serious enough that even Federal Reserve Bank Chairman Alan Greenspan has expressed concern as to its effect as a constraint to economic growth.
- The political environment in the U.S. under the Bush Administration is oil friendly, particularly because of a desire to reduce dependence on offshore supplies.



Verdisys businesses are, to a significant degree, cushioned from the impact of possibly lower oil prices.

- There is no substitution threat to oil and natural gas in the foreseeable future. In particular, any significant substitution by hydrogen is many decades away.
- The lateral drilling process is much more environmentally friendly than conventional drilling because it does not require the moving of large heavy drilling rigs nor the establishment of mud pits.

The Verdisys businesses are, to a significant degree, cushioned from the impact of possibly lower oil prices because they provide the ability to increase output and productivity at low incremental cost. The services therefore will remain attractive to companies trying to reduce costs when oil prices are low.

Management Team

Board of Directors

Ronald J. Robinson, Chairman
Dr. Robinson joined Verdisys as Chairman of the Board in January 2002. Before joining Verdisys, Robinson served as president of Texaco Technologies. Texaco merged with Chevron in 2001 and the new company, ChevronTexaco, is one of the largest petroleum companies in the world.

Dr. Robinson is also the former head of the Petroleum Engineering Department at Texas A&M University. Prior to Texaco, he spent years in reservoir engineering and thermal recovery for Getty Oil. Dr. Robinson has a Ph.D. in Petroleum Engineering from Texas A&M University, an M.S. in Physics from Baylor University and a B.S. in Physics and Mathematics from the University of Southern Colorado.

Eric McAfee, Director
Mr. McAfee was appointed to the Board of Directors in January 2001. He is a principal at Berg McAfee Companies, a venture capital firm based in Cupertino, California, with holdings in more than twenty software and telecommunications companies. Mr. McAfee is a director of the California Manufacturers & Technology Association, was selected as a member of the George W. Bush Information Technology National Advisory Committee, and received a Congressional Award for his volunteer work.

7 Executive Summary

A co-founder of five technology companies, Mr. McAfee serves or has served on the Boards of Directors of MindArrow Systems (rich media eMarketing solutions); IQ Biometrix (security software); mvion (wireless infrastructure software); CustomerLink Systems (emarketing solutions); Global Digital (systems software for newspapers); iCommerce (eCommerce software for customers including Earthlink); DataZone (mobile network storage); Intraop Medical (patented mobile radiotherapy device for cancer treatment); and DAC Intl (manufacturer of high-precision lathes for optical lenses and specialized applications). Mr. McAfee lectured as the 2001 Entrepreneur in Residence at Fresno State University. He earned a B.S. in Management (emphasis in Statistics) from Fresno State and received five awards upon graduation including the Dean's Medal, awarded to the outstanding graduate from the business school. He is also a 1993 graduate of the Stanford Graduate School of Business Executive Program and the Harvard Business School Private Equity course.

John R. Block, Director
Mr. Block became a Director of the Company in May 2000. He serves on the Board of Directors of John Deere and Co., Archer Daniels Midland, and Hormel Foods Corp. Mr. Block is the President of Food Distributors International ("FDI"), which represents the wholesale grocery and foodservice distribution industry. Before joining FDI, Mr. Block served for five years as Secretary of the U.S. Department of Agriculture. As a member of the Reagan Cabinet, Mr. Block was a key member of the Economic Policy Council which dealt with difficult tax and domestic farm program issues and played a key role in developing the 1985 Farm Bill.

Verdisys has to date signed contracts worth $19M with two Independent Companies to drill a total of 320 wells.



Joseph J. Penbera, Director
Dr. Penbera is a co-founder of the Company and has been on the Board since the Company was established in April 1999. He is an Eaton Fellow and Professor of Business at California State University, Fresno, where he formerly served as Dean of the Craig School of Business. He is a board member of Gottschalks Dept. Stores, one of the largest retailers in the Western U.S. (NYSE). Dr. Penbera was appointed director of Rug Doctor, LP to help lead its major turnaround, which is now the largest company in its field with over 32,000 locations. He also was director and chair of the strategy committee of Vendo, Int'l (one of the largest manufacturers of vending machines) during its sale to Sanden of Japan. Dr. Penbera received his Ph.D. from American University, an M.P.A. from Bernard Baruch School and a B.A. from Rutgers University.

Fred Ruiz, Director
Mr. Ruiz became a member of the Company's Board of Advisors when the Company was established in April 1999 and became a Director in February 2000. He is Chairman and co-founder of Ruiz Food Products, Inc., a privately held frozen food company. Mr. Ruiz currently serves on the board of directors of the McClatchy Company, Gottschalks, Inc., the California Endowment, and the Hispanic College Fund. He is Chair of the Institute for Family Business and a member of the Business Advisory Council of California State University, Fresno. Mr. Ruiz is a Director of the American Frozen Foods Institute.

O. James Woodward, III, Director
Mr. Woodward became a member of the Company's Board of Advisors when the Company was established in April 1999 and became a Director in February 2000. He is an attorney, currently in private practice, following a career as corporate counsel for several large corporations, Executive Vice-President of Glendale Federal Bank, and Chairman of Mission Homes. Mr. Woodward has served on numerous community boards, and currently serves on the Boards of Gottshalks, Inc., California State University, Fresno, Foundation, and the Fresno Regional Foundation. Mr. Woodward received his M.B.A. from the Stanford Graduate School of Business and J.D. from the University of California Law School, Berkeley.

8 Executive Summary

Executive Staff

Dan Williams, President & Chief Executive Officer
Mr. Williams is responsible for the overall stewardship and strategic direction of Verdisys. He has been a driving force behind the development of commercial services. Mr. Williams is also responsible for the development, expansion and business growth of the company, including the diversification of new opportunities, mergers and acquisitions.

With over 20 years of oil industry, agribusiness and manufacturing experience, Mr. Williams previously served as Vice President of Sales.

Mr. Williams has been a managing partner in a number of companies that have been creatively responsive to changing local and international markets for a number of products. These ventures include the design and manufacture of specialized pump service rigs for export to the Middle East; the redesign of an almond processing plant to facilitate shipment and sales throughout Europe and India; and the plan and implementation of the revitalization of oil and gas wells throughout Texas and Montana.

David Mauz, Chief Operating Officer
Mr. Mauz is responsible for overseeing business operations of the strategic business units of Verdisys including solutions for voice, data, video and energy infrastructure services.

Mr. Mauz brings extensive technology and energy expertise to Verdisys and previously served as Director of Technology Solutions at Verdisys.

A graduate of Western State College with a B.S. in Comprehensive Geology, Mr. Mauz worked in the oil and gas industry as a quality control manager that digitized and stored oil and gas well logs.



Verdisys provides proprietary oil services and solutions in the area of Satellite Communications and Drilling Technologies

A Microsoft certification in networking, he has conducted beta testing, systems analysis, and technology integration services for enterprise networks.

Frances R. Powell, Chief Financial Officer
From 1999 to 2001, Ms. Powell served as Vice President, Chief Financial Officer and Treasurer of Grant Prideco, Inc., an oilfield service company which is the world leader in drill stem technology development and drill pipe manufacturing, sales and leader in drill bit technology and high performance engineered connections and premium tubular products.

From 1987 to 1999, Ms. Powell served in various management positions including Vice President, Accounting & Controller for Weatherford International, one of the largest global providers of innovative mechanical solutions technology services for the drilling and production sectors of the oil and gas industry.

From 1986 to 1989 Ms. Powell served in various management positions including Corporate Controller for GulfMark Offshore, Inc.

Ms. Powell has a Bachelor of Business Administration, Major - Accounting, University of Houston and is a Certified Public Accountant.

9 Executive Summary

Lateral Drilling Technology and Oilfield Services

Solutions for Energy Production Enhancement

Oilfield Services Overview

Verdisys has acquired the exclusive rights to the North American market for a drilling technology that has had more than a decade of proven success in dramatically increasing the production of oil and gas wells. This technology is protected by three issued patents. These horizontal drilling technologies are centered around the use of fluid-jet drilling techniques for secondary recovery of the in-place petroleum reserves on existing wells. These technologies allow a series of laterals to be drilled horizontally out into the pay zone of an existing well.

Verdisys Lateral Drilling Services (VLDS) target the estimated 2+ million existing oil and gas wells in North America 5800 feet deep and shallower. With the use of VLDS oil that otherwise would have remained beyond the reach of conventional technologies can now be recovered efficiently and economically. In most cases production recovers to a point at or exceeding that of the wells initial production. VLDS drill farther into the strata and costs are significantly less expensive than current lateral drilling techniques.

In addition to VLDS Verdisys also offers peripheral well stimulation services; collectively known as Verdisys Well Stimulation Services (VWSS). Besides being an added revenue source these services enhance the effects of VLDS. The most popular of these services is CO_2 injection. Injections of liquid CO_2 into the well after VLDS is completed has two major benefits:



Producing reservoir
Depleted compartment
Incompletely drained compartment
Depleted compartment
Bypassed compartment
New infill reservoir
Untapped reservoir compartment
Depleted compartment
Depleted reservoirs
Depleted reservoirs
Deeper pool reservoir

1) CO_2 acts as a detergent to clean to petroleum baring strata.

2) CO_2 raises the down-hole pressure in the well, thus forcing more petroleum out of the petroleum baring strata.



Tubing
Casing
Centralizer
Near Wellbore Damage
Deflecting Shoe
Lateral Bore
Lateral Bore

Figure A

Verdisys will continue to improve the technologies associated with VLDS. Within the next two years it is expected that Verdisys will be able to service wells up to 10,000 feet deep and drill lateral out as far as 500+ feet. In addition to improving VLDS technology, Verdisys will continue to offer other value added services in the oilfield. Verdisys Downhole Wireline Services (VDWS) will include: logging and video services.

Current Oil Field Services:

- Verdisys Lateral Drilling Services (VLDS).
- Verdisys Well Stimulation Services (VWSS).
- Production Consulting Services.

Future Oil Field Services and enhancements to current technology:

- Ability to provide lateral drilling in deeper wells. (>6000 feet).
- Ability to drill longer laterals (>300 feet).
- Verdisys Downhole Wireline Services (VDWS).
  - > Logging services.
  - > Video services.

10 Lateral Drilling Technologies and Oil Services

Oilfield Services

Verdisys has brought the same aggressive economic models to the oilfield service industry that it has created in the satellite communications field. To achieve this Verdisys has the exclusive license in North America to patented intellectual property of a new lateral drilling rig. Lateral or horizontal drilling has been around since the early 1980's and the average cost of this service on an existing well is approximately $400,000. Verdisys through its technology can perform nearly the same procedure with very similar results for an average of $65,000 per well. This along with peripheral well stimulation services, such as CO_2 enhancement, will forge huge revenue returns to Verdisys customers.

Verdisys Lateral Drilling Services (VLDS)

With conventional lateral drilling the transition from drilling vertically to horizontal drilling may take 200 feet or more and take days to accomplish. Verdisys with its patented technology can make this transition in 2 feet instead of the industry normal of 200 feet and do it in a matter of minutes . This enables Verdisys to be extremely precise in targeting specific pay zones for a significant enhancement to the production of the well.

Many of the nation's old oil and gas fields contain new infield reservoir compartments and bypassed reservoirs that have never been economical to produce. VLDS will make it economically viable to produce from those reservoirs for the first time.

VLDS utilizes patented technology in the areas of the design and manufacture of the Deflecting Shoe and the process of high pressure waterjet drilling. Figure A on page 10 more precisely illustrates the process.

Verdisys lateral drilling (VLDS) works on both new and existing wells. Where VLDS performs best, though, is on depleted wells that are ready to be capped because they are no longer economically viable. The strong market potential is that this negates the continual need for new explorations and drilling. Fields that are ready to be deserted and have about 80% of the reserves still in ground can be maximized to pull another large portion of the in ground reserve.

The figure below demonstrates how lateral drilling can drastically expand the production area within a given field. An average well will pull petroleum from an area of up to 120 feet from the well bore. However, each VLDS Lateral extends up to 300 feet from the well bore, thus increasing the area of production several fold.

Traditional well bore configuration pulling from 120 feet equates to a total volume of pay zone of 271,296 cubic feet. Each lateral of 300 feet will pull from over 360,000 cubic feet. That's 1,440,000 cubic feet on four laterals.

Features of Lateral Drilling include:

- The lateral drilling process is fast. Average time the rig is on the well is only two days.
- Cuts a two (2) inch diameter hole horizontally up to 300 feet from the well bore.
- Lateral holes can be drilled at several levels.

Benefits:

- Increase production rate and recoverable reserves from marginal wells.
- Improves injection rates in water disposal/injection wells.
- Allows directional treatment of wells e.g. acid, steam, CO_2, etc.
- Allows multi-layer application in thicker reservoir zones.
- Techniques most effective on old low productivity wells.
- No need for large, expensive rotary rigs.



Oil Field


Laterals

Average Well Production Range



Production Range after Verdisys patented technology applied

11 Lateral Drilling Technologies and Oil Services

It doesn't get any cleaner than Verdisys patented lateral drilling process.

- No mud pits that can damage the environment.
- No casing milling equipment necessary.
- No additional stimulation required.
- Average operation duration is two days per well. Thus limiting the time the well is out of production.
- No logging expense required.
- No need to change well-bore configuration.

Recent results:

- Gas well, Alabama – Production increased from 50 to over 300 mcfd (thousands of cubic feet per day) sustained production. 500% increase.
- Oil well, Utah – Production increased from 2 to 38 bopd (barrels of oil per day) sustained production. 1800% increase.
- Oil well, Columbia – Production increased from 39 to 210 bopd sustained production. 430% increase.
- Gas well, Louisiana – Production increased from 16 to 212 mcfd sustained production. 1200% increase.

Verdisys Well Stimulation Services (VWSS)
As an added enhancement Verdisys provides CO_2 injection into the well after the lateral drilling process is completed. This provides a 1000 to 1 ratio of expansion in the zone to provide added drive pressure to energy production. This process works extremely well in wells that have lost drive pressure but still have a significant amount of oil and gas in formation.

12 Lateral Drilling Technologies and Oil Services

Press Releases

Verdisys, Inc. Announces Merger with Reconstructed Data Group, Inc.

Oil Services Industry Pioneer Plans to go Public
– May 1, 2003

Verdisys, Inc. of Houston, Texas, a leading provider of patented lateral drilling oil services and satellite solutions for Energy Production Enhancement, and Reconstructed Data Group, Inc., a Delaware corporation (OTCBB: RDGI), today announced they have signed a definitive agreement to merge the two companies in a stock-for-stock transaction. After completion of the merger, the combined companies will have approximately 28 million outstanding shares.

Dr. Ron Robinson, former President of Texaco Technologies and now Chairman of the Board of Verdisys, Inc., said: "This merger is the next step in executing the Verdisys business plan, expanding the resources of the company and creating a unique opportunity to service the needs of energy companies today in energy production enhancement. Access to the public markets will provide Verdisys the credibility and financial strength to deliver the significant potential of the patented and proprietary services it brings to the oil and gas industry."

Verdisys recently acquired the U.S. and Canadian rights to the patented Landers lateral drilling technology, considered to be a leading technology in the market for enhancing oil and gas well production from existing fields. These services allow increased oil and gas production from existing wells as well as extracting oil and gas from wells previously "tapped out". There are 1.7 million petroleum wells that would benefit from the economics of Verdisys' lateral drilling and high-speed satellite connectivity services. An estimated 87% of the known oil reserves in the United States remain untapped, a total potential market of more than $50 billion. Verdisys' lateral drilling services provide a unique and cost effective method of tapping these reserves. By tapping these existing reserves the Company will lessen North America's dependency on overseas oil imports and further energy conservation and preservation efforts.

"We are very excited at the prospect of realizing this significant goal in the Company's long term plans. Our customers and prospects look to us to provide mission critical services and solutions," said Dan Williams, President and Chief Executive Officer. "This milestone ensures we can execute our longer term strategic objectives for the Company."

Strategically, the merger allows Verdisys to grow its Lateral Drilling and Satellite Communication businesses in tandem. The Company's Satellite Communications business, "Satellite Private Networks™ (SPN's™)", utilize two-way satellite broadband to provide energy companies with a wide variety of Remote Energy Management applications. Verdisys has developed unique, high quality and cost effective satellite communication capabilities that provide Energy Companies access to remote sites, including well heads, drilling platforms and storage facilities.



"Access to the public markets will provide Verdisys the credibility and financial strength to deliver the significant potential of the patented and proprietary services it brings to the oil and gas industry."

13 Press Releases

Verdisys, Inc. Awarded Contract to Re-Open Monroe Gas Field in Louisiana

Former Largest Gas Field in the World to be Re-Opened – Monday May 5, 2003

Verdisys, Inc. of Houston, Texas, a leading provider of patented lateral drilling oil services and satellite solutions for Energy Production Enhancement, and Reconstruction Data Group, Inc., a California corporation (OTC Bulletin Board: RDGLOB - News) today announced they have been awarded a contract and commenced work on re-drilling part of the Monroe Gas Field in Louisiana for Energy 2000 NGC, Inc. The Monroe Field has produced more than six trillion cubic feet of gas since its discovery back in 1919. Formerly the largest Natural Gas Field in the world back in the 1970s the field has largely been depleted of Gas Reserves available to traditional drilling methods. Verdisys' lateral drilling technology is being applied to 45 of the existing wells to access new and existing deposits to substantially reinvigorate the gas flow from the wells. The expectation is to access new and existing deposits in the Gas Lock, A.U. Chalk and Harrell Sands zones. Drilling operations commenced this week.

"The Monroe Field presents a unique opportunity to instantly demonstrate our remarkable lateral drilling technology," said Dan Williams, President and Chief Executive Officer of Verdisys, Inc. "Here you have a piece of American Oil and Gas history that we can re-vitalize and pull out of the ground gas previously inaccessible by normal cost effective means."

James Spiller, Consulting Geologist, said, "The Verdisys technology will be key to unlocking strategic areas within the Monroe Gas Field and bringing the field back to sizable commercial production."

Apache Corporation Significantly Expands Remote Field Communications with Verdisys, Inc.

Remote Field Offices in Louisiana, New Mexico, Oklahoma and Texas Provided with Satellite Communications – May 27, 2003

Verdisys, Inc. of Houston, Texas, a leading provider of patented lateral drilling oil services and satellite solutions for Energy Production Enhancement, and Reconstruction Data Group, Inc., a California corporation (OTC Bulletin Board: RDGLOB - News)

"The Verdisys technology will be key to unlocking strategic areas within the Monroe Gas Field and bringing the field back to sizable commercial production."

today announced they have been awarded contracts to significantly expand satellite coverage for Apache Corporation (NYSE: APA - News) to remote field offices in Louisiana, New Mexico, Oklahoma and additional sites in Texas.

"Verdisys has demonstrated to us that their satellite communications have provided high quality, cost effective solutions to our remote field offices in Texas" said Reza Esfandi, Senior Network Architect, Apache Corporation. "We are now expanding coverage to other locations in North America and with potential for a Worldwide Network."

"Apache Corporation has been an anchor customer for Verdisys in demonstrating the benefits of providing data communications to the wellhead to more effectively monitor production flows on a daily basis," said Dan Williams, President and Chief Executive Officer, Verdisys, Inc. "We look forward to expanding these benefits to provide more data and voice communications to their remote operations wherever they may exist in the World"

Verdisys also announced that it has signed a Master Services Agreement with one of the largest Oil Companies in the world to provide data and voice over internet protocol satellite communications to their remote field offices in North America. The Network will facilitate both data communications and local "point of presence" voice communications with the North American Corporate Headquarters. Deployments are planned to commence in June, 2003.

About Apache Corporation: Apache Corporation is a large oil and gas independent with core operations in the United States, Canada, the UK North Sea, Egypt and Western Australia.

14 Press Releases

Verdisys, Inc. Awarded Significant Monroe Gas Field Contract Expansion To over $5 Million

Initial Drilling Results Exceed Expectations Technology Found Applicable to 4 1/2" and 2 7/8" Wells – June 16 , 2003

Verdisys, Inc. of Houston, Texas, a leading provider of patented lateral drilling oil services and satellite solutions for Energy Production Enhancement, and Reconstruction Data Group, Inc., a California corporation (OTC Bulletin Board: RDGI.OB - News) today announced the expansion of its contract to drill part of the Monroe Gas Field in Louisiana for Energy 2000 NGC, Inc. Verdisys' lateral drilling technology has been found to be applicable to both 4 1/2" wells and 2 7/8" wells, doubling the available wells on Energy 2000 property to 102 wells. Lateral drilling can dramatically enhance the gas production of previously depleted shallow gas wells. The total value of the contract is projected to be more than $5.1 million.

"Initial results on the first wells drilled have been excellent," said Tom Black, President and Chief Executive Officer of Energy 2000 NGC, Inc. "We project that we will have a substantial field with over 10 million cubic feet of natural gas production per day and will certainly contribute to solving the current Natural Gas shortages in North America".

"We are extremely pleased with the rapid progress we have made with the initial wells drilled," said Dan Williams, President and Chief Executive Officer of Verdisys, Inc. "These initial results validate the Benefits of our proprietary technology and our business model."

Verdisys, Inc. Awarded Over $14M Contract by Edge Capital Group

Success in Monroe Field Leads to Additional Contract – Jul 7, 2003

Verdisys, Inc. of Houston, Texas, a leading provider of patented lateral drilling oil services and satellite solutions for Energy Production Enhancement, and Reconstruction Data Group, Inc., a California corporation (OTCBB: RDGI) today announced a new contract with Edge Capital Group, a diversified financial Company, to laterally drill 219 gas wells in the Monroe Field, Louisiana. Lateral drilling can dramatically enhance the gas production of previously depleted shallow gas wells. The total value on the contract is projected to be between $14.2M and $23M.

> **Lateral drilling can dramatically enhance the gas production of previously depleted shallow gas wells.**

"Edge Capital Group, Inc., a corporation based in Yorba Linda California, acquired the field specifically to deploy the Verdisys technology," said Scott A. Sossen, CEO of Edge Capital Group, Inc. "We estimated the total value of the field after development at $100M." Mr. Sossen indicated that a number of similar announcements would be forthcoming in the next few weeks and added,



15 Press Releases

"If you want security, integrity and reliability at cost effective rates, this is the clear-cut direction."



"We are actively looking to acquire small and medium sized gas fields in the continental United States and have another 1000 wells in various stages of discussion with our friends at Verdisys."

"The Monroe Gas Field has huge gas reserves that have been previously unrecoverable due to both economic and technical hurdles. This particular field has 40 wells located on a virgin harrell sand reserve that is largely untapped," said Dan Williams, President and Chief Executive Officer of Verdisys, Inc. "We are finding our lateral drilling methods are unlocking these reserves quickly, efficiently and economically. The interest generated is leading to discussion with operators from California, Kentucky, Louisiana, Montana, Pennsylvania, New York and Texas."

About Edge Capital Group, Inc. Edge Capital Group, Inc. is a diversified financial company specializing in funding projects in energy and commercial real estate. To date the company has projects/contracts totaling approximately $500,000,000.00. For more information visit www.edgecapitalgroup.com or call 877-861-5829

Verdisys, Inc. Announces Availability of Secure Satellite Voice Over IP and Internet Communication Service

VPN is Provided 24x7 with 99.99% Availability Virtually Anywhere in the World – July 14, 2003

Verdisys, Inc. of Houston, Texas, a leading provider of patented lateral drilling oil services and satellite solutions for Energy Production Enhancement, and Reconstruction Data Group, Inc., a California corporation (OTCBB: RDGI) today announced the availability of its new Voice Over IP (VoIP) and Internet Communication Service. These services are facilitated through Verdisys' own internal network where it has brought the critical technologies together to ensure its customers' mission critical information is neither corrupted nor compromised. The Verdisys VPN implementation is cost effective due to existing satellite connections, Wi-Fi and the Internet to provide voice and data communications virtually anywhere in the world. Using the largest available networks of Satellites, Verdisys is able to serve remote locations in North and South America, Europe and most of Africa.

"Our customers, some including the largest oil and gas Companies in the world, are demanding automated data collection and easy five-digit internal phone dialing from any of their worldwide remote locations," said Dan Williams, President and Chief Executive Officer of Verdisys, Inc. "Satellite communications are much more secure than normal telephone lines and cellular communications. If you want security, integrity and reliability at cost effective rates, this is the clear-cut direction."

Verdisys, Inc. Announces Merger Completion

Reconstruction Data Group, Inc. is Renamed Verdisys, Inc. – Jul 21, 2003

Verdisys, Inc., a leading provider of patented lateral drilling oil services and satellite solutions for Energy Production Enhancement today announced the completion of its merger with Reconstruction Data Group, Inc., a California corporation (OTC Bulletin Board: RDGI). The new companies will operate as Verdisys, Inc., and has applied to the NASDAQ for a name and ticker symbol change reflecting the new name. Following the share exchange, Verdisys, Inc. will have 26,603,223 common shares issued and outstanding.

"By going public through this merger transaction, we have achieved an important milestone in our company's history," said Dan Williams, President and Chief Executive Officer of Verdisys, Inc. "We look forward to creating significant economic value for our shareholders. We already have 320 Gas Wells under contract for our lateral drilling services, with a significant interest in back end wells production. This business model will result in sustained long term returns for Verdisys, and we anticipate bringing many more wells under contract."

16 Press Releases

Verdisys, Inc. Acquires Additional Natural Gas Wells and Retention Of Field Management Company

Contract Part of Planned Monroe Field Expansion – Aug 28, 2003

Verdisys, Inc. of Houston, Texas, (OTC BB: VDYS) a leading provider of patented lateral drilling oil services and satellite solutions for Energy Production Enhancement, today announced the acquisition of an additional 40 natural gas wells in the Monroe, Louisiana area with the prospect of an additional 80 wells being brought under the same contract. The Company acquired the rights to the wells in exchange for a portion of the future production from the wells. The Company is in the process of lining up external financing to acquire and finance the field. The financing will include funding to laterally drill all 120 wells for a minimum value of $7.8 Million.

The Company also signed a contract with TerrOnne Petroleum Corporation to provide field management and geology services for the 320 natural gas wells it already has under contract to Verdisys. TerrOnne Petroleum Corporation and its sister Company have drilled and managed approximately 2,500 natural gas wells in the Monroe, Louisiana area as well as other states, and have extensive experience with the natural gas formations there. The Company also anticipates the arrival of two new drilling rigs next week to service the planned expansion of its drilling service requirements.

"We continue to focus on expanding our services in the Monroe field based upon the success we have experienced so far with our lateral drilling rigs," said Dan Williams, President and Chief Executive Officer of Verdisys, Inc. "The Monroe Gas Field has huge gas reserves that have been previously unrecoverable due to both economic and technical hurdles. Verdisys' lateral drilling technology successfully accesses these reserves through the existing depleted well holes and brings them back into production."

Verdisys, Inc. Announces Key Satellite Executive Appointment

Industry Veteran to Lead Satellite Communications Sales Efforts – Aug 26, 2003

Verdisys, Inc. of Houston, Texas, (OTC BB: VDYS) a leading provider of patented lateral drilling oil services and satellite solutions for Energy Production Enhancement, today announced the appointment of Kevin Bailey as Major Accounts Manager, Satellite Communications. Kevin most recently was Senior Account Manager, New Systems Sales and Channel Development at Spacenet Inc., a leading provider of satellite-based broadband networking solutions. Kevin previously worked for Loral Cyberstar, Mitel, Bell Atlantic, Northern Telecom and Fujitsu in various Major Accounts/Senior Sales Positions in both domestic and international sales.

"Verdisys has a unique business model that really focuses on the customers needs by providing flexible solutions" said Kevin Bailey, Major Accounts Manager of Verdisys, Inc. "Fortune 1000 customers today are demanding increased bandwidth capabilities and diverse services that fulfill differing communication needs. Verdisys has the capability to respond to these demands."

"Kevin's background servicing major accounts with both domestic and international needs makes him ideal for this position" said Dan Williams, President and Chief Executive Officer of Verdisys, Inc.

"Our customers, some of the largest oil and gas Companies in the world, are demanding automated data collection and easy five-digit internal phone dialing from any of their remote locations in the world. Satellite communications are much more secure than normal telephone lines and cellular communications."

Safe Harbor Statement

Statements in this release that are not historical, are forward looking and involve known and unknown risks and uncertainties, which may cause Verdisys' actual results in future periods to be materially different from any future performance that may be suggested in this release. Such factors may include, but are not limited to, the need to raise equity capital, the ability to obtain equity financing on acceptable terms, if at all, a severe worldwide slowdown in the energy services sector, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results due to the timing of orders and our capacity to fulfill them, introduction of new services, commercial acceptance and viability of new services, cancellations of orders without penalties, pricing and competition, reliance upon subcontractors, the ability of Verdisys' customers to finance their purchases of Verdisys' services, the timing of new technology and product introductions, and the risk of early obsolescence. Further, Verdisys operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond Verdisys' control, such as announcements by competitors and service providers.

Source: Verdisys Inc.



17 Press Releases

Verdisys Inc. Selected Work History:

Verdisys Inc's Lateral Drilling has been successful in limestone, fractured limestone, chalk limestone, natural porosity limestone, dolometric limestone, sandstone, consolidated sandstone, unconsolidated sandstone, very low porosity (tight) sandstone, shale (oil & gas), devonian age fractured shale, salt dome, and coal seam. Verdisys also has been very successful with low gravity (heavy) oil. What appears to be more important than the formation type, is the need for drive sufficient to move the petroleum product.

1) **Well Name:** #1 Langston 31-7 **Field:** Bluff Field **Formation Type:** Consolidated Fayette Sandstone **Location:** Fayette County, Alabama **Operator:** Moon-Hines-Tigrett Operating Co., Inc. **President:** Terry A. Tigrett, Jr.	**Production Before Lateral Drilling:** • December 1998, producing 83,000 cfgd • January 1999, Lateral Drilled Well **After Lateral Drilling:** 600% Increase in Production: • February 1999, Production increased to 496,000 cubic feet gas • December 2002, 4 years later, after a gradual decline, production is steady at 150,000 cfgd
2) **Well Name:** Betsy-Dixon 23-6 #1 **Field:** South Kennedy **Formation Type:** Consolidated FayetteSandstone **Location:** Lamar County, Alabama **Operator:** Moon-Hines-Tigrett Operating Co., Inc. **President:** Terry A. Tigrett	**Production Before Lateral Drilling:** • July 2002: Producing 62,000 cfgd **After Lateral Drilling:** 450% Increase in Production: • September 2002: Producing 274,000 cfgd (As of the end of January 03, only thru September 02 production posted of public record)
3) **Well Name:** Coil Salmon Jackson No. 1 **Field:** Isley Field, **Formation Type:** Mississippi Limestone **Location:** Isley, Kentucky **Operator:** Unit Inc Management, Inc. **Supervisor:** Roger Noffsinger	**Before Lateral Drilling:** • December 1999: Producing 0 bopd (well shut-in for 3 years) **After Lateral Drilling:** 1200% Increase in Production: • June 2003: Producing 6 bopd , it is expected for production to continue at 5 to 8 bopd, yielding a 1000% to 1600% increase.
4) **Well Name:** Wool #60 **Field:** Caddo Pine Island Field **Formation Type:** Paluxy Sandstone **Location:** Oil City, Louisiana **Operator:** OMDA Oil and Gas, Inc. **Field Super:** Randy Hatfield	**Before Lateral Drilling:** • December 2002: Producing 5000 cfgd **After Lateral Drilling:** 4000% Increase in Production: • December 2002: 40,000 cfgd, then after acid clean up, • February 2003, production has increased (4000%) to 200,000 cfgd, and as of June 2003, production holds at 200,000 cfgd. **History:** 2100' well drilled in 2000, stuck at pay zone, pumped 750 bags of cement, perforated and fraced, brought production to 5000 cfgd, produced at that rate for 3 years until Lateral Drilling, now 200,000 cfgd after Lateral Drilling, and acid clean up.

18 Verdisys Work History

5) **Well Name:** South Hospah Well #35 **Field:** South Hospah Field **Formation Type:** Consolidated Sandstone **Location:** McKinley County, New Mexico **Operator:** B. C. & D. Oil and Gas Corporation, Inc. **President:** Don Hill	**Before Lateral Drilling:** • September 1996: Producing 1/2 bopd **After Lateral Drilling:** 1600% Increase in Production: • October 1996, Producing 10 bopd, fell to 8 bopd within the year, has held to date, • March 2003, 8 bopd (over 6 years of steady production at the increased rate)
6) **Well Name:** South Hospah Well # 53 **Field:** South Hospah Field **Formation Type:** Consolidated Sandstone **Location:** McKinley County, New Mexico **Operator:** B.C. & D. Oil and Gas Corporation, Inc. **President:** Don Hill	**Before Lateral Drilling:** September 1996, Producing 1/2 bopd **After Lateral Drilling:** 2000% Increase in Production: • October 1996, Produced 13 bopd, fell to 10 bopd within the year, has held to date, • March 2003, Producing 10 bopd (over 6 years of steady production at increased rate)
7) **Well Name:** Corley #4 **Field:** South Green Field **Formation Type:** Bethel Sandstone, Lower Mississippi **Location:** Muhlenberg County, Kentucky **Operator:** Vogler Drilling Co. **President:** John F. Vogler	**Before Lateral Drilling:** • 1985: Plugged & Abandoned: prior to P & A, well was producing less than 1 bopd **After Lateral Drilling:** 700% Increase in Production: • October 5, 1999: had flush production of 14 bopd, then settled within 3 to 5 months to 7 bopd (for 3 years has maintained 7 bopd).
8) **Well Name:** Z 17 **Field:** Richfield Field **Formation Type:** Unconsolidated Sandstone, Kramer Miocene **Location:** Placentia, California **Operator:** Saba Petroleum, Inc. **Consulting Eng:** Stan W. Brown	**Before Lateral Drilling:** • September 1996: producing at 7 bopd **After Lateral Drilling:** • October 1996: flush production of over 100 bopd, long term production unknown (Saba sold to unknown entity)
9) **Well Name:** Z 18 **Field:** Richfield Field **Formation Type:** Unconsolidated Sandstone, Kramer Miocene **Location:** Placentia, California **Operator:** Saba Petroleum, Inc. **Consulting Eng:** Stan W. Brown	**Before Lateral Drilling:** • October 1996: producing at 7 bopd **After Lateral Drilling:** 329% Increase in Production: • December 1996: produced at 23 bopd

19 Verdisys Work History